RemedyTemp, Inc.

CODE OF BUSINESS CONDUCT AND ETHICS

A Message About the Code from the President and CEO

To All Officers, Directors and Employees:

One of Remedy’s most valuable assets is its integrity. Protecting this asset is the job of everyone in the Company. To that end, we have established a Code of Business Conduct and Ethics to help our employees comply with the law and maintain the highest standards of ethical conduct. The Code does not cover every issue that may arise, but it sets out basic principles and a methodology to help guide all employees in the attainment of this common goal. The Code should be provided to and followed by the Company’s Board of Directors, officers and employees (including offsite workers, telecommuters, and contractors), franchisees, licensees, agents and representatives, including consultants (collectively, for purposes of this document only, “employees”).

All of the Company’s employees must carry out their duties in accordance with the policies set forth in this Code and with applicable laws and regulations. To the extent that other Company polices and procedures conflict with this Code, employees should follow this Code. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action up to and including termination. Disciplinary action also may apply to an employee’s supervisor who directs or approves the employee’s improper actions, or is aware of those actions but does not act appropriately to correct them. In addition to imposing its own discipline, the Company may also bring suspected violations of law to the attention of the appropriate law enforcement personnel. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the procedures described in Section 24 of the Code.

Thank you for your strict adherence to our Code of Business Conduct and Ethics.

Greg Palmer

President and Chief Executive Officer

RemedyTemp, Inc.

(and wholly-owned business entities)

Code of Business Conduct and Ethics

PURPOSE AND APPLICABILITY

To establish a policy regarding Remedy’s standards of business ethics that is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that Remedy files with, or submits to, the Securities and Exchange Commission and in other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of this Code; and

•	Accountability for adherence to this Code.

POLICY STATEMENT

Remedy’s policy is to conduct its business in accordance with high standards of ethics, morality and legality in all areas where business is carried out. Although Remedy strives to increase its revenues and profits, such increases are not sought at the expense of honesty and fair dealing. The observance of this Code is necessary in order for Remedy to remain a responsible member of the various communities in which it does business and to assure the welfare of those dependent upon the continuation of Remedy’s good health; namely, its employees and clients.

Without limiting the generality of the above, the following presents Remedy’s policy on specific topics concerning business ethics.

1. Compliance with Laws, Rules and Regulations

Remedy seeks to comply with both the letter and spirit of the laws and regulations in all states and countries in which it operates.

Remedy is committed to full compliance with the laws of the cities, states and countries in which it operates. This includes, for example, those relating to antitrust and promoting fair competition, preventing bribery, illicit payments and corruption, insider trading laws, and labor laws and practices, among others. When faced with situations that require some knowledge of the law or if there is any question whatsoever regarding compliance issues, employees should seek advice from Remedy’s Human Resources Department.

2. Corporate Opportunities

Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Examples of prohibited conduct by employees with respect to corporate opportunities include, but are not limited to:

•	Taking for themselves opportunities that are discovered through the use of corporate property, information or position;

•	Using corporate property, information, or position for personal gain; or

•	Competing with the Company.

If an employee has any doubt concerning his or her obligations with respect to any opportunity that presents itself to the employee, the employee should seek advice from Remedy’s Vice President of Human Resources.

3. Fair Dealing/General Integrity

Our goal is to be regarded as a company that does business with integrity.

Each employee should endeavor to deal fairly with Remedy’s customers, suppliers, competitors, and employees. Under federal and state laws, Remedy is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Examples of prohibited conduct include, but are not limited to:

•	Bribery or payoffs to induce business or breaches of contracts by others;

•	Acquiring a competitor’s trade secrets through bribery or theft;

•	Making false, deceptive or disparaging claims or comparisons about competitors or their products or services;

•	Mislabeling products or services; or

•	Making affirmative claims about Remedy’s products and services without having a reasonable basis for doing so.

In addition, any public statements by or on behalf of Remedy should always be accurate, have a reasonable basis in fact, and not be misleading. Public statements may include such things as advertising, promotional activities and sales presentations.

4. Political Contributions

Remedy will not directly or indirectly contribute to political parties or candidates for political office whether in cash, property or services, except as allowed by Federal and State law.

5. Illegal or Unethical Payments

Remedy does not permit illegal, improper, corrupt or unethical payments to be made in cash, property or services by or on behalf of Remedy in order to secure or retain business or other advantages. Such payments are generally made to influence the action of a person with respect to his employer’s business. Such payments constitute a crime in most U.S. jurisdictions. In jurisdictions where they are not so considered, they are regarded by Remedy as unethical payments.

1. Public Officials

No employee of Remedy may give or transfer anything of value to, or for the benefit, directly or indirectly, of any official or agent of any government (U.S. or non-U.S.) or subdivision thereof for the purpose of inducing such person to assist Remedy in obtaining or retaining business. Reasonable business entertainment, such as lunch, dinner, or occasional athletic or cultural events may be extended to government officials, but only where permitted by law. Note that in the United States this activity may be prohibited under applicable “gratuity laws” [18 U.S. Code 201(e)]. Payments in nominal amounts to employees of foreign governments or subdivisions thereof whose duties are essentially clerical or ministerial in nature may, in some instances, be customary and not in violation of the laws, as enforced, of the country involved. Such payments, if required, are not prohibited by this Code; however, accurate records of the nature and purpose of such payments should be maintained.

2. Sales Agents and Representatives

Sales agents and other representatives of Remedy are required to follow the provisions of this Code in their dealings on behalf of Remedy.

3. Customers and Others

With the exception of reasonable business entertainment and gifts of modest value (i.e., less than $25 value), no employee of Remedy may give or transfer anything of value to, or for the benefit, directly or indirectly, of an employee or agent of another person with whom Remedy does business including any customer, supplier or union representative.

Business entertainment that is reasonable in nature, frequency and cost is permitted, as is the presentation of modest gifts in instances where such are customary. Because there are no clear guidelines that define the point at which social courtesies escalate to, and may be regarded as, improper or unethical payments, extreme care must be taken in this regard.

4. Payments to Non-Involved Third Parties

No payment from Company funds shall be made to a person or organization with whom Remedy is not doing business except for legally required tax and license payments to government agencies and specifically authorized charitable and minor gifts that are permitted by law. The following are examples of prohibited transactions.

a)	The making of a payment to an agent, distributor or other person who has not performed a lawful service in connection with the sale.

b)	The making of a payment that violates, or may assist in the violation of, foreign exchange controls, tax laws, customs duties, etc.

All payments for commissions or other similar obligations are to be paid by a Company check or draft, bank wire transfer, or other properly documented means, and shall, in each case, be made payable to the order of the recipient or his authorized agent. The use of currency or other forms of “cash” payment is not acceptable.

5. Secret Accounts

Secret bank accounts shall not be maintained by or on behalf of Remedy, in the United States or in any other country, nor shall any bank or other account be maintained which is not fully accounted for and accurately described in Remedy’s records. The purpose of, and source of moneys for, all accounts or funds shall be properly and completely described in Remedy’s books and records.

6. Receiving of Gifts

The holidays are a time of year when employees of Remedy may be sent gifts from vendors or others wishing to do business with us or seek benefits from Remedy in other ways.

We should remember that business gifts should be neither given nor accepted by our employees. It is understood however that accepted customs, practices, and business etiquette may, on occasion, make this policy impractical. On such occasions, gifts of modest cost (i.e., less than $25.00 value) may be received. If gifts are received from vendors that can be shared, the gift should not be taken home and should be shared where possible.

For personal gifts received that have a value of greater than $25, employees must report, in writing, the type of gift and value to the Human Resources Department. Human Resources will then determine the appropriate action to be taken with the gift.

7. Government Regulations

Questions regarding government regulations should always be addressed formally and should utilize established Company procedures.

In the event such questions arise, they should immediately be directed to Remedy management. Our duty and responsibility is to comply with these regulations both in letter and in spirit.

Any Remedy employee responsible for business transactions involving parties outside of the United States should become thoroughly familiar with the Foreign Corrupt Practices Act of 1977 as amended in 1988. Strict compliance with its provisions, which prohibit the contribution of gifts and monies to government or political officials, is mandatory.

8. Insider Trading

Employees should never trade securities on the basis of confidential or nonpublic information whether or not acquired through their employment relationship.

Occasionally, Remedy employees receive information about Remedy that has not been shared with the invested public, such as plans, pending acquisitions, problems, and prospects for sales or profitability. If this inside information is “material,” that is, if there is a substantial likelihood that, considering all of the facts and circumstances, a reasonable person would find that information important to his or her investment decision or if the market price of Remedy’s stock is likely to be affected when the information becomes public, then the Remedy employee has responsibilities under U.S. Securities and Exchange Commission (SEC) rules. Federal law and Company policy prohibit employees, directly or indirectly, from purchasing or selling Company stock through the use of confidential information concerning the Company. All non-public information about the Company should be considered confidential information. This same prohibition applies to trading in the stock of other publicly held companies, such as existing or potential customers or suppliers, on the basis of confidential information. The “tipping” of others who might make an investment decision on the basis of this information is also illegal. Remedy has implemented a Policy Regarding Material Non-Public Information and Insider Trading that each colleague must sign upon commencement of his/her employment with Remedy. This policy sets forth in detail the responsibilities and obligations of each employee with respect to insider trading, including, but not limited to the following:

1.	An employee cannot buy or sell Remedy stock any time he/she has material information about Remedy that is not known to the investing public.

2.	An employee cannot advise others to buy or sell Remedy stock on the basis of his/her material information.

Information received regarding the Company is never to be used for personal gain and may never prompt stock market transactions unless such information is plainly known to the investing public.

If a Remedy employee becomes aware of material information regarding the Company, he/she must wait until the information becomes public knowledge before buying or selling Remedy stock or advising others to do so.

Strict compliance with the Policy Regarding Material Non-Public Information and Insider Trading is extremely important. Violation of this policy will be viewed as a very serious matter and may constitute grounds for termination. Questions about the Policy should be directed to the Legal Department or Chief Financial Officer. 1

9.  International Trade Practices

United States law prohibits Remedy and its foreign offices from participation in or encouraging restrictive trade practices, including boycotts, instituted by foreign countries against United States organizations. Any such request must be immediately reported to Remedy’s Vice President of Human Resources.

10. Public Disclosure

Any employee asked for Company information or the position of the Company regarding a particular matter by an individual outside the Company (e.g., investors, government agencies, media representatives, general public, etc.) may not respond unless previously authorized to do so in writing.

Such questions should be directed to the appropriate Vice President or Human Resources.

11. Environmental Matters

All necessary action must be taken to prevent the improper discharge and disposal of hazardous or toxic material into the environment. All federal, state and local environmental laws must be observed. Existing or potential violations of these laws should be disclosed to the Vice President of Human Resources.

12. Fair Competition — Pricing

Remedy believes in fair, lawful and open competition. Remedy will not enter into any agreement or arrangement with third parties that could, directly or indirectly, unlawfully affect the price or terms of sales of Remedy’s products or services or those of others. Under no circumstances shall an employee discuss or enter into any arrangement with competitors, distributors or others that might directly or indirectly result in price fixing, or affect pricing or marketing policies or practices, or otherwise result in conduct in violation of the Antitrust Laws.

13. In the Marketplace

Remedy policy concerning practices in the market place are as follows:

1.	Accurate Invoicing and Payment — Invoices submitted for payment must accurately reflect the true prices of products sold or services rendered as well as the terms of sale. In addition, payments due must be made to Remedy customers, representatives, consultants and suppliers in accordance with contract stipulations unless otherwise approved by the Company’s Vice President of Human Resources.

Practices and procedures that might facilitate wrongdoing, bribery and kickbacks, as well as any illegal or improper payments or receipts, are strictly forbidden.

2.	Statements in Sales, Advertising and Publicity — The truth must be the objective of all of our promotional efforts. A momentary advantage gained through the slightest misrepresentation or exaggeration can jeopardize Remedy’s future success. This applies equally to our discussions with others.

3.	Competition — It is unlawful in the United States and elsewhere to collaborate with competitors or their representatives for the purpose of establishing or maintaining prices at a particular level.

It is Remedy’s policy not to discuss client service rates with competitors at any time. Employees must never reveal information that might affect client service rates to any individual outside Remedy’s employ. Within Remedy, such information must be limited to those with a “need to know.”

1 A copy of Remedy’s insider trading compliance policy can be obtained from the Human Resources Department.

14. Candor Towards Management and in Dealing with Auditors

Senior management must be informed at all times of matters that might be considered sensitive in preserving the reputation of Remedy. Accordingly, there shall be full communication with senior management even when it might appear that less candor is desirable to protect the individuals involved. Similarly, there shall be no concealment of information from Remedy’s internal or independent auditors.

15. Communication

It is Remedy’s practice that every effort be made to disseminate appropriate information in a timely manner to all employees, the general public, shareholders, government authorities, claimants, applicants and others who may have a need or interest. The information disseminated should be accurate and complete to the best of the Company’s knowledge.

16. Accounting Records and Controls

Certain legal requirements in effect in the United States, as well as those in the countries in which Remedy operates, require that the Company maintain accurate records and accounts that fairly reflect the Company’s transactions.

The Company is required, further, to maintain a system of internal accounting controls to ensure that:

1.	Transactions are executed and access to Company assets is permitted only in accordance with the appropriate management authorization, consistent with policy; and

2.	Transactions are recorded so that the Company may maintain accountability for its assets and prepare financial statements in accordance with generally accepted accounting principles.

Each employee must fulfill his/her responsibilities to ensure that the Company’s records and accounts are accurate and that they are supported by the appropriate documents. All vouchers, bills, invoices and other business records must be prepared with care and complete candor. False or misleading documents, accounting entries, bank accounts, funds or other assets which are not properly recorded in the Company’s books will not be permitted. No payment shall be made with the intent or understanding that such payment, or any part thereof, is to be used for purposes other than those described in the documents supporting the payment.

17. Equal Employment Opportunity

Remedy is committed to equal employment opportunity. The Company maintains policies and procedures which prevent discrimination against any qualified employee or applicant on the basis of race, color, religion, ancestry, national origin, sex, sexual orientation, age, marital status, physical handicap or medical condition to the extent protected by law.

This policy of nondiscrimination applies to all employment practices, including benefits, compensation, discipline, hiring, promotion, separation and training.

18. Conflicts of Interest

An employee should avoid any situation in which his or her personal interests conflict or would appear to conflict with the Company’s interests.

Each employee is expected to perform his/her duties in a loyal and faithful manner. Employees should avoid entering into situations in which their personal, family or financial interests may conflict with those of the Company. The following are examples of potential conflicts:

•	a conflict situation can arise when an employee, officer, or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company;

•	a conflict situation can arise when an employee, officer, or director, takes actions or has interests that make it difficult to perform his or her Company work objectively and effectively;

•	it is generally a conflict of interest for a Company employee, officer or director to work simultaneously for a competitor, customer, or supplier;

•	a conflict situation can arise if an employee, officer or director has a financial interest in or a family relationship with a customer, supplier, vendor, contractor, or competitor that may cause divided loyalty with the Company or the appearance of divided loyalty;

•	a conflict situation can arise if an employee, officer or director acquires an interest in property (such as real estate, patent rights or securities) where the Company has, or might have, an interest;

•	loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest;

•	it would be a conflict of interest for any employee, officer or director to divulge or use the Company’s confidential information – such as financial data, customer information, and computer programs – for his or her own personal or business purposes; or

•	it would be conflict of interest for any employee to make or attempt to influence any decision relating to any business transaction between the Company and a relative or domestic partner of such employee, or any firm of which such relative is an employee.

Conflicts are not always clear-cut. If an employee becomes aware of a conflict, potential conflict, or has a question as to a potential conflict, the employee should consult with higher levels of management or the Company’s Legal Department and/or follow the procedures described in Section 24 of the Code. If an employee becomes involved in a situation that gives rise to an actual conflict, the employee must inform higher levels of management or the Company’s Legal Department of the conflict.

19. Confidentiality

All confidential information concerning the Company obtained by employees, officers, and directors is the property of the Company and must be protected.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Employees must maintain the confidentiality of such information entrusted to them by the Company, its customers and its suppliers, except when disclosure is authorized by the Company or required by law. The obligation to keep this information confidential applies even to communications with family members.

Examples of confidential information include, but are not limited to: the Company’s trade secrets; business trends and projections; information about financial performance and pricing; new product or marketing plans; research and development ideas or information; manufacturing processes; information about potential acquisitions, divestitures and investments; stock splits, public or private securities offerings or changes in dividend policies or amounts; and existing or potential major contracts, orders, suppliers, customers or finance sources or the loss thereof.

The obligations of employees, officers and directors with respect to confidential information of the Company continue even after their employment relationship with the Company terminates.

An employee’s obligations with respect to the proprietary and trade secret information of Remedy are as follows:

1. This information may not be disclosed to persons outside of Remedy;

2.	This information is not to be used for one’s own benefit or for the benefit of persons outside of Remedy; and

3.	This information may be disclosed to other Remedy employees only on a “need to know” basis, and then only with a positive statement that the information is a Remedy trade secret.

20. Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company’s assets and ensure their proper use.

Company assets are to be used only for legitimate purposes of the Company and only by authorized employees or their designees. This includes both tangible and intangible assets. Intangible assets include, but are not limited to: intellectual property such as trade secrets, patents, trademarks and copyrights; business, marketing and service plans; engineering and manufacturing ideas; designs; databases; Company records; salary information; and any unpublished financial data and reports. Unauthorized alteration, destruction, use, disclosure or distribution of these assets violates Company policy and this Code. Any such action, as well as theft or waste of, or carelessness in using these assets have a direct adverse impact on the Company’s operations and profitability and will result in disciplinary action, up to and including termination. Resulting damages will be billed to the responsible party or to the appropriate office/department.

No employee should make copies of, or resell or transfer (externally or internally), copyrighted publications, including software, manuals, articles, books, and databases being used in the Company that were created by another entity and licensed to the Company unless he or she is authorized to do so under the applicable license agreement or by the “fair use” doctrine, such as for “backup” purposes. If you should have any question as to what is permitted in this regard, please consult with the Company’s Chief Information Officer.

The Company provides computers, voice mail, electronic mail (email), Internet access, and information and data resources (“electronic resources”) to certain employees for the purpose of achieving the Company’s business objectives. As a result, the Company has the right to access, reprint, publish, or retain any information created, sent or contained in any of the Company’s computers or email systems of any Company machine. At any time and without prior notice, the Company reserves the right to examine the Company’s electronic resources used by its employees including email messages, files on personal computers, web browser cache files, web browser bookmarks, logs of web sites visited, computer system configurations, and other information stored on or passing through the Company’s electronic resources.

The Company’s electronic resources shall be utilized for business purposes only. Incidental personal use is permissible if the use:

•	Conforms to the Company’s policies or the standards embodied in this Code;

•	Is done on personal, non-working time (e.g., during breaks or lunch, or before or after working hours) rather than Company time;

•	Does not impede or otherwise adversely affect the Company’s business activities; and

•	Is not for any illegal, abusive, unethical or inappropriate purpose.

Use of the Company’s electronic resources is a privilege that can be revoked at any time for inappropriate conduct. Examples of inappropriate conduct include, but are not limited to:

•	Sending, saving, posting, downloading, transmitting, sharing, printing, storing, accessing, viewing, or distribution or solicitation of offensive materials. Offensive materials include, but are not limited to, sexual comments, jokes, or images; racial slurs; gender-specific comments; and any other comments, jokes, or images that are threatening, abusive, obscene, pornographic or violent or that may offend someone on the basis of race, color, creed, sex, sexual orientation, age, national origin or ancestry, physical or mental disability, veteran status, marital status, as well as any other category protected by federal, state, or local laws, or any other material that the Company deems unacceptable;

•	Operating a personal business using the Company’s electronic resources;

•	Use of the Company’s electronic resources for unlawful activities including gambling;

•	Use of the Company’s electronic resources for activities that represent an actual or potential conflict of interest to Remedy;

•	Use of abusive or objectionable language or graphics in either public or private messages;

•	Misrepresenting oneself or Remedy;

•	Activities that could cause congestion and/or disruption of networks or systems; and

•	Disclosure of personal information about another person or employee.

Any individual who violates this policy will be subject to discipline, up to and including discharge.

1) Data Network and Internet

The Data Network and Internet are resources shared by all users and are intended for business use. Excessive non-business use creates unnecessary load and affects system performance for all. All users are required to act in a legal and responsible manner. The following uses of Network and Internet technologies are not acceptable:

a)	Accessing, downloading, displaying, storing, or distributing offensive, discriminatory, violent or pornographic material.

b)	Accessing, downloading, displaying, storing, or distributing games, Internet music, Internet radio and other non-business activities.

c)	Sending or acquiring through electronic communications files or programs containing illegal, offensive or harassing statements or materials.

d)	Using, posting, or implying profanity or obscenity in your communications.

e)	Attempting to gain illegal access or cause harm or damage to remote systems on the Internet.

f) Conducting illegal activities, including gambling.

2) Company Computers

a)	Only business related licensed software authorized by the Information Technology Department is to be installed on Company computer resources. Under U.S. Copyright Law, illegal reproduction/use of commercial software can subject the user and the Company to legal liability.

b)	The distribution of unauthorized or inappropriate content using the Company’s electronic resources (e.g., peer to peer file sharing) is prohibited.

c)	The Company may, at its sole discretion, monitor and inspect any electronic resources including those resources that are attached to the Company environment or network.

d)	Backup of locally stored documents is the responsibility of each user.

3) Email Policy

a)	All electronic and telephonic communications and information transmitted by, received from, or stored in these systems are the property of the Company.

b)	No message input into the system is a private communication.

c)	The Company reserves the right to access, review, copy or delete any message or document on its Email or computer systems, including those stored on individual employee computers and related media, for any purpose, and may disclose such information to parties either inside or outside the organization as the Company deems appropriate.

d)	All Email communications are to be courteous, professional and businesslike. The use of obscenities, sarcasm, misrepresentations, threatening, harassing, discriminatory or libelous statements, or the disclosure of personal information about another person are against Company policy and could subject the author to disciplinary action.

e)	Emails should not contain unnecessary banners, animations or fonts.

f) Sending chain letters is prohibited.

g)	The Information Technology Department shall determine the maximum size of any single email, attachment and personal storage space in regards to electronic communications and may reject any communication which it deems is too large. Remember emails with attachments take time and resources to transmit.

4) Voice Mail Policy

a)	All telephone communication systems and all information stored in these systems are the property of the Company.

b)	No message input into the system is a private communication.

c)	The Company reserves the right to access, review, copy or delete any message on its Voice Mail system for any purpose, and may disclose such information to parties either inside or outside the organization as the Company deems appropriate.

d)	All voice mail communications are to be courteous, professional and businesslike. The use of obscenities, sarcasm, misrepresentations, threatening, harassing, discriminatory or libelous statements, or the disclosure of personal information about another person are against Company policy and could subject the offending party to disciplinary action.

5) Confidential Computer Information

a)	Employees authorized to have computer access will not use other employees’ passwords and accounts or provide their passwords to other employees or outside personnel. The use of “shared” passwords is prohibited unless approved by the Information Technology Department.

b)	Employees will not make copies of computer software unless authorized by the Information Technology Department.

c)	Only Company-owned computer software and data files may be used on Company-owned hardware unless authorized and approved by the Information Technology Department.

d)	The information derived from Company-owned department and personal data files, and the Company’s custom software designs, are considered Company property and are confidential. They may not be disclosed to anyone outside the Company without prior management authorization. It is each employee’s responsibility to protect Company data files and custom software designs from loss, misuse or improper disclosure. Upon termination of employment, all such Company property shall be returned immediately to the Company, and the employee shall not make or retain any copies thereof.

6) Calendar Policy

a)	All electronic communication systems and all information stored in these systems are the property of the Company.

b)	No entry input into the system is a private communication.

c)	The Company reserves the right to access, review, copy or delete any entry on its Calendar or computer systems, including those stored on individual employee computers and related media, for any purpose, and may disclose such information to parties either inside or outside the organization as the Company deems appropriate.

21. Falsification of Documents

Employees will, to the best of their knowledge, fully and accurately complete any and all documents pertaining to the business of Remedy in the most thorough and correct manner possible. Such documents must be maintained in accordance with business protocol, legal requirements and Company policy.

22. Use of On-Duty Time

All employees have an obligation to use the time for which they are paid in a productive manner. Unauthorized selling, trading or bartering of services or merchandise to others while on Company premises is not permitted. In addition, the participation in, or solicitation of, organized commercial lotteries or other gambling activities is not permitted. Conducting personal business while on Company time is discouraged except in the case of an emergency.

23. Harassment Policy

The Company is committed to providing a workplace that is free of harassment. Harassment based on an individual’s sex, race, ethnicity, national origin, age, sexual orientation, religion, medical condition or any other legally protected characteristic will not be tolerated. All employees are expected to abide by this policy.

It is against Company policy for any officer, director, manager, supervisor or employee, male or female, to make unwelcome sexual advances, requests for sexual favors, or to practice other verbal physical conduct of a sexual nature when (1) submission to such conduct is made either explicitly or implicitly as a term of condition of employment, (2) submission to or rejection of such conduct is used as the basis for employment decisions, or (3) such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile work environment.

Violations of this policy should be reported promptly to the Human Resource Department, or Remedy management. A prompt investigation will be conducted and appropriate corrective action will be taken where it is warranted. An employee engaging in improper harassment will be subject to disciplinary action, including possible termination of employment. No person will be adversely affected in employment with the Company as a result of bringing a complaint of unlawful harassment. To obtain further information concerning Remedy’s strict policies prohibiting harassment, please contact the Human Resources Department.

24. Reporting Violations of Company Policies

All employees should report any violation or suspected violation of this Code to the appropriate Company personnel.

The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that employees bring any instance, occurrence or practice that they, in good faith, believe is inconsistent with or in violation of this Code to the attention of their supervisors, managers, or other appropriate personnel. The following is an approach to dealing with potential problem situations. At all times maintain a professional demeanor when dealing with such situations.

•	Discuss possible problems with a supervisor or other member of Company management. In the event you believe a violation of the Code has occurred or you have observed or become aware of conduct which appears to be contrary to the Code, immediately discuss the situation with your supervisor. If it would be inappropriate to discuss the issue with your supervisor, you should contact a member of Remedy’s Compliance Team, which is comprised of the Company’s Chief Financial Officer (Monty Houdeshell), Vice President of Human Resources and Legal Affairs (Gunnar Gooding), Director of Legal Affairs and Senior Corporate Counsel (Chris Lal), and Corporate Counsel (Jamie Ryan). Alternatively, you may phone the Company’s Confidential Compliance Hotline (1-800-643-5752). These resources will promptly listen to your concerns and assess the situation.

•	Use common sense and good judgment. Every employee and manager is expected to become familiar with and to understand the requirements of the Code. If you become aware of a suspected violation, don’t try to investigate it or resolve it on your own. Prompt disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. A violation of the Code is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass someone or put him or her in a false light. Reports of suspected violations should always be made in good faith.

•	Internal investigation. When an alleged violation of the Code is reported, the Company shall take appropriate action in accordance with the compliance procedures outlined in Section 26 of the Code. Employees, officers and directors are expected to cooperate in internal investigations of misconduct.

•	No fear of retaliation. It is a federal crime for anyone to intentionally retaliate against any person who provides truthful information to a law enforcement official concerning a possible violation of any federal law. In cases in which an employee reports a suspected violation in good faith and is not engaged in the questionable conduct, the Company will attempt to keep its discussions and actions confidential to the greatest extent possible. In the course of its investigation, the Company may find it necessary to share information with others on a “need to know” basis. No retaliation shall be taken against employees for reporting alleged violations while acting in good faith.

25. Publication of the Code of Business Conduct and Ethics

The most current version of the Company’s Code of Business Conduct and Ethics will be posted and maintained on the Intranet and the Company’s website.

26. Compliance Procedures and Interpretation

The Company has established this Code of Business Conduct and Ethics as part of its overall policies and procedures. The Code applies to all Company employees in all locations. The Code is based on the Company’s core values, good business practices and applicable law. The existence of a Code, however, does not ensure that directors, officers and employees will comply with it or act in a legal and ethical manner. To achieve optimal legal and ethical behavior, the individuals subject to the Code must know and understand the Code as it applies to them and as it applies to others. All employees must champion the Code and assist others in knowing and understanding it.

•	Compliance. Every employee, officer and director is expected to become familiar with and understand the requirements of the Code. Most important, each of those persons must comply with it. Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and the Company must disclose the reasons for any such waiver as required by law.

•	Management Responsibility. The Company’s CEO shall be responsible for ensuring that the Code is established and effectively communicated to all employees. Although the day-to-day compliance issues will be the responsibility of the Company’s managers, the CEO has ultimate accountability with respect to the overall implementation of and successful compliance with the Code.

•	Corporate Compliance Management. The CEO shall choose a team of employees who will report to the CEO and be responsible for ensuring that the Code becomes an integral part of the Company’s culture (the “Compliance Team”). The Compliance Team currently consists of Monty Houdeshell, Gunnar Gooding, Chris Lal and Jamie Ryan. The Corporate Compliance Officer is Chris Lal. The Compliance Team’s charter is with respect to communication, training and monitoring and overall compliance with the Code. The Compliance Team will, with the assistance and cooperation of the Company’s executives and managers, foster an atmosphere where employees are comfortable in communicating and/or reporting concerns and possible Code violations. The Company shall maintain a Confidential Compliance Hotline that will be monitored by the Compliance Team.

•	Access to the Code. All employees may access the Code on the Company’s Intranet site and the Company’s website. In addition, each current Remedy Colleague will be provided with a copy of the Code. New Remedy Colleagues will receive a copy of the Code as part of their new hire information. From time to time, the Company will sponsor employee training programs in which the Code and other Company policies and procedures will be discussed.

•	Monitoring. The officers of the Company shall be responsible to review the Code with all of the Company’s managers. In turn, the Company’s managers with supervisory responsibilities should review the Code with his/her direct reports. The manager is the “go to” person for employee questions and concerns, especially in the event of a potential violation. The manager will immediately report any known violations or allegations to a member of the Compliance Team. The managers will work with the Compliance Team in assessing areas of concern, potential problems and overall compliance with the Code and other related policies.

•	Auditing. The Audit Committee will select an internal audit team who will be responsible for auditing the Company’s compliance with the Code.

•	Internal Investigation. When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and good business practice. If the suspected violation appears to involve either a potentially criminal act or an issue of significant corporate interest, then the manager or investigator should immediately notify a member of the Compliance Team, his or her Vice President (or other senior person) and any other relevant corporate officer, who, in turn, shall notify the Legal Department or CEO or Audit Committee, as applicable. If a suspected violation involves any executive officer or any Senior Financial Officer as defined in the Code for Senior Financial Officers, or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, the manager or investigator should immediately report the alleged violation to the CEO, the CFO, Director of Legal Affairs and/or the Chair of the Audit Committee. The Legal Department, Director of Legal Affairs, CEO or Chair of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of investigation.

•	Disciplinary Actions. A manager, after consultation with the Vice President of Human Resources or the Legal Department, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any employee who is found to have violated the Code. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate disciplinary action. Such disciplinary action may include the termination of the employee’s employment. Disciplinary action shall be documented, as appropriate. In addition, Remedy may seek restitution (reimbursement to Remedy for losses or damages as a result of the violation) and/or may refer the matter for criminal prosecution, as appropriate.

•	Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Legal Department and Finance Department shall be responsible for complying with such reporting requirements.

•	Corrective Actions. In the event of a reported breach of the Code, the manager and members of the Compliance Team should assess the situation to determine whether the breach is a problem that can be resolved by corrective action. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate corrective actions. Such corrective action shall be documented, as appropriate.

ACKNOWLEDGMENT OF RECEIPT OF THE REMEDYTEMP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

My signature below acknowledges that I have received my personal copy of the RemedyTemp, Inc. and wholly-owned business entities (collectively “Remedy”) Code of Business Conduct and Ethics and that I have read and understood the contents of the Code of Business Conduct and Ethics. I understand that my failure to strictly comply with the Code of Business Conduct and Ethics could result in disciplinary action, up to and including termination. Remedy reserves the right to revise the policies set forth in the Code of Business Conduct and Ethics without notice whenever it determines that such action is warranted.

Colleague Name (print)	Colleague Signature

Date

Note: Please sign and return this acknowledgement to the Human Resources Department.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

1. Application

The Code of Ethics for Senior Financial Officers applies to the Company’s senior financial officers, including the Chief Executive Officer, principal financial officer or CFO, and the controller or principal accounting officer or persons performing similar functions (each, a “Senior Financial Officer”).

2. Code of Business Conduct and Ethics Applies to Senior Financial Officers

All Senior Financial Officers must comply with the Code of Business Conduct and Ethics which requires honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

3. Compliance with Governmental Rules and Regulations and Financial Reporting Requirements

Each Senior Financial Officer shall comply with all applicable governmental rules and regulations, including the rules relating to financial reporting. Senior Financial Officers shall provide for full, fair, accurate, timely and understandable disclosures in all financial reporting by the Company.

Senior Financial Officers will, at all times, take steps to ensure compliance with established accounting procedures, the Company’s system of internal controls and generally accepted accounting principles. In order to achieve such compliance, the Company’s books and records must accurately reflect all executed transactions and provide a full account of the Company’s assets, liabilities, revenues and expenses. Any attempts to enter inaccurate or fraudulent information into the Company’s accounting system will not be tolerated.

4. Publication of the Code of Ethics for Senior Financial Officers

The Company’s Code of Ethics for Senior Financial Officers will be posted and maintained on the Company’s website.

5. Changes or Waivers in the Code of Ethics for Senior Financial Officers

Any change or waiver in the Code of Ethics for Senior Financial Officers shall require approval of the Audit Committee and be disclosed as required by law.